Exhibit 10.23

This SEVERANCE, PROPRIETARY INTEREST PROTECTION AND NON-SOLICITATION AGREEMENT dated as of March 18, 2005 (the “Agreement”) is made by and between REWARDS NETWORK SERVICES INC., a Delaware corporation (the “Company”), and MEGAN E. FLYNN (the “Executive”).

WHEREAS, the Company wishes to continue to employ the Executive as its Senior Vice President, Business Development reporting directly to the Company’s Chief Executive Officer;

WHEREAS, the Company wishes to provide the benefits under this Agreement as an inducement for the Executive to continue such employment; and

WHEREAS, the Executive wishes to continue such employment on the condition that the Company provide the benefits under this Agreement;

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.	Termination without Cause/Change of Control/Changed Circumstances.

(a) If (i) Executive’s employment is terminated by the Company for any reason other than Cause (as defined below), disability or death, (ii) there is a change of control event (as defined in the Company’s LTIP) and a diminution in Executive’s duties resulting from such change of control event, (iii) at the direction of the Company, Executive no longer reports directly to the Chief Executive Officer, (iv) at the direction of the Company, Executive is no longer a member of the Company’s executive management team (e.g., Strategy Council or its functional equivalent), (v) without Executive’s prior consent, Executive is no longer the top executive in the Business Development Department (or its functional equivalent), or (vi) Executive no longer has any employees reporting directly to her; then Executive will be entitled to twelve (12) month’s base salary (at the Executive’s salary rate on the termination date) and twelve (12) month’s COBRA reimbursement from the termination date; provided, that Employee executes and delivers a Severance and Release Agreement in form and substance satisfactory to Employer (a “Severance Agreement”) which will contain a general unconditional release of Employer, non-compete and non-solicit covenants similar to those found in Section 9 hereof, and a non-disparagement covenant.

(b) “Cause” shall mean an event where the Executive (i) commits any act of fraud, willful misconduct or dishonesty in connection with this employment or which injures the Company or its direct or indirect subsidiaries; (ii) commits a material violation of law, rule or regulation of any governmental authority (federal, state or foreign) or any securities exchange or association or regulatory or self-regulatory body; (iii) is charged with a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony; or (iv) gives or accepts undisclosed commissions or other payments in cash or in kind in connection with the affairs of the Company or any of its direct or indirect subsidiaries or their respective clients.

2.

Limited Circumstances in Which Benefits are Payable Hereunder. No benefits shall be payable under this Agreement in the event that the Executive’s employment with the Company ceases for any reason other than termination by the Company without Cause or any of the changed circumstances set forth in Section 1(a) above. Without limiting the generality of the foregoing, no benefits shall be payable hereunder in the event that the

Executive’s employment with the Company ceases as the result of termination by the Company for Cause, termination by the Executive, or the death or disability of the Executive. In the case of termination of the Executive’s employment as a result of the death or disability of the Executive, benefits will be provided in accordance with the Company’s compensation and benefit plans in which the Executive participated immediately prior to her termination of employment.

3.	At-Will Employment. This Agreement is not an employment contract for a definite period. Executive is still an at-will employee. Executive or Rewards Network may terminate the employment relationship at any time without notice.

4.	Disclosure of Confidential Information. Executive will not, without the Company’s prior permission, directly or indirectly disclose to anyone outside of the Company, either during or after her employment, trade secrets or other confidential information of the Company, or any information received in confidence from third parties by the Company or about third parties by the Company, as long as such matters remain trade secrets or confidential. The term “Company” as used in this Agreement shall include Rewards Network Services Inc. and its affiliated, parent and subsidiary corporations as well as its successors and assigns. Trade secrets and other confidential information shall include any information or material which has not been made available generally to the public and which (a) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research or development of the Company; or (b) is suggested by or results from any task assigned to Executive by the Company or work performed by her for or on behalf of the Company. The confidentiality obligations herein shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit her from divulging confidential information or trade secrets by order of court or agency of competent jurisdiction; however, Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of confidential information or trade secrets until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

5.	Return of Property and Copying. Executive agrees that all tangible materials (whether originals or duplicates), including, but not limited to, drawings, notebooks, reports, proposals, price lists, list of actual or potential customers or suppliers, formulae, prototypes, tools, equipment, models, specifications, methodologies, blueprints, financial data, contracts, agreements, correspondence, documents, computer disks, software, computer printouts, information stored electronically on a computer, memoranda, and notes, in her possession or control which in any way relate to the Company’s business and which are furnished to Executive by the Company or which are prepared, compiled or acquired by Executive while employed by the Company shall be the sole property of the Company. Executive will at any time upon the request of the Company and in any event promptly upon termination of her employment, deliver all such materials to the Company and will not retain any originals or copies of such materials. Executive also agrees that she will not copy or remove from the Company’s place of business property or information belonging to the Company or entrusted to the Company without the express written consent of the Company.

6.

Assignment of IP. Executive hereby assigns to the Company her entire right, title and interest in any idea, formula, invention, discovery, design, drawing, process, method, technique, device, improvement, computer program and related documentation, technical and non-technical data and work of authorship (all hereinafter called “Developments”), which Executive may solely or jointly conceive, write or acquire during the period Executive is employed with the Company and which relate in any way to the actual or anticipated business or research or development of the Company, or which are suggested by or result from any task assigned to Executive or work performed by Executive for or on behalf of the Company, whether or not such Developments are made, conceived, written or acquired during normal hours of employment or using the Company facilities, and whether or not such Developments are patentable, copyrightable or susceptible to other forms of protection. The foregoing provision regarding assignment of right, title and interest does not apply to a Development for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive’s own time, unless (a) the Development relates (i) to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development or (b) the Development results from any work performed by Executive for the Company. Executive acknowledges that the copyright and any other intellectual property right in any Developments and related documentation, and work of authorship, which are created within the scope of her employment with the Company, belong to the Company.

7.	Disclosure of IP. In connection with any of the Developments referred to in Section 6, Executive will promptly disclose them to the management of the Company and Executive will, on the Company’s request, promptly execute a specific assignment of title to the Company and such other documents as may reasonably be requested by the Company for the purpose of vesting, confirming or securing the Company title to the Developments, and Executive will do anything else reasonably necessary to enable the Company to secure a patent, copyright or other form of protection thereof in the United States and Canada and in other countries even after the termination of her employment with the Company.

8.	Identification of IP. Executive has identified on Exhibit A all Developments not assigned by Section 6 in which she has any right, title or interest, and which were made, conceived or written wholly or in part by Executive prior to her employment with the Company and which relate to the actual or anticipated business or research or development of the Company. If Executive does not have any to identify, Executive will write “none” on this line: . Executive represents that she is not a party to any agreements which would limit her ability to assign Developments as provided for in Section 6.

9.	Protection of Proprietary Interests.

A.	Executive agrees that during her employment with the Company, and for a period of 12 months thereafter, Executive will not, directly or indirectly, on behalf of the companies listed on Exhibit B, or any of their subsidiaries or affiliates, solicit or participate in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was an the Company customer, restaurant, member or partner for such products or services and with which Executive had contact regarding those products or services at any time during the last 12 months of her the Company employment.

B.	Executive agrees that that during her employment by the Company and for 12 months thereafter, she will not directly or indirectly, on behalf of the companies listed on Exhibit B, or any of their subsidiaries or affiliates, in any capacity, provide products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was an the Company customer, restaurant, hotel, retail merchant, member or partner for such products or services and with which Executive had contact regarding those products or services at any time during the last 12 months of her the Company employment.

C.	Executive agrees that during her employment with the Company and for a period of 12 months thereafter, she will not, directly or indirectly, on behalf of the companies listed on Exhibit B, or any of their subsidiaries or affiliates, hire, solicit, attempt to persuade or communicate with any employee of the Company, or any person who was an employee of the Company within the two months preceding contact between herself and that person, to leave the employ of the Company or otherwise interfere with the performance of their duties for the Company.

D.	Executive agrees that during her employment and for a period of 12 months thereafter, she will not directly or indirectly, on behalf of the companies listed on Exhibit B, or any of their subsidiaries or affiliates, participate in the development of any products or services similar to or competitive with products or services of the Company with which Executive had product or service research or development responsibilities during the last 12 months of her the Company employment.

10.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given by the party giving such notice or other communication and to have been duly received by the other party (a) on the date on which such notice or other communication shall be delivered by hand to and receipted for by such other party, or (b) three business days after the date on which such notice or other communication shall be mailed by certified mail with postage prepaid:

(i)	If to the Executive, to:	Megan E. Flynn 643 W Roscoe Street; Apt D1 Chicago, IL 60657

(ii)	If to the Company, to:	Rewards Network Services Inc. c/o Rewards Network Inc. Two North Riverside Plaza Suite 950 Chicago, Illinois 60606 Attention: General Counsel

or such other address as may have been furnished to the Company by the Executive or to the Executive by the Company, as the case may be.

11.	Successors.

A.	The Company shall require that this Agreement be binding on any successor, assign, or acquirer (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to agree in writing to assume the Company’s obligations under this Agreement and to perform such obligations in the same manner and to the same extent that the Company is required to perform them. As used in this Agreement, “Company” shall mean the Company as hereinabove defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform the Company’s obligations under this Agreement by operation of law or otherwise.

B.	This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would still be payable to her in accordance with the terms of this Agreement if she had continued to live, all such amounts shall be paid to her devisee, legatee or other designee or, if there is no such designee, to her estate.

12.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the choice of law provisions.

13.	Modification and Waiver. No provision of this Agreement may be amended, modified, waived or discharged except pursuant to a written agreement signed by the Company and the Executive.

14.	Entire Agreement. This Agreement and the Agreement dated March 7, 2005 between Executive and Company, constitute the entire agreement between Executive and Company, and supersedes any and all oral or written agreements or understandings between the parties.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE	REWARDS NETWORK SERVICES INC.

/s/ Megan E. Flynn	By:	/s/ Bryan R. Adel
Megan E. Flynn	Name:	Bryan R. Adel
	Title:	Senior Vice President, General Counsel and Secretary

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